Exhibit 99.1

NEWS
RELEASE

2008-16

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS THIRD QUARTER 2008 RESULTS

HOUSTON, TEXAS, November 6, 2008 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $72.3 million, or $0.70 per diluted share, for the quarter ended September 30, 2008, compared to net income of $137.2 million, or $1.28 per diluted share, for the quarter ended September 30, 2007.  For the nine months ended September 30, 2008, net income totaled $177.6 million, or $1.71 per diluted share, compared to $455.7 million, or $4.19 per diluted share, for the nine months ended September 30, 2007.

The light/heavy crude oil differential averaged $14.00 per barrel in the third quarter of 2008, compared to $22.07 per barrel in the second quarter of 2008 and $19.02 in the third quarter of 2007.  The WTI/WTS differential averaged $2.77 in the third quarter of 2008, compared to $4.98 per barrel in the second quarter of 2008 and $4.20 per barrel in the third quarter of 2007.  These crude differentials have increased to date during the fourth quarter.

Frontier’s gasoline crack spread continued to improve over prior 2008 quarters, averaging $9.52 per barrel in the third quarter of 2008, compared to the $5.03 per barrel average in the second quarter of 2008, though significantly less than the $20.51 per barrel average in the third quarter of 2007.   This improvement was partially due to the spike in product margins resulting from the hurricanes on the Gulf Coast.  Frontier’s diesel crack spread remained strong in the third quarter of 2008, averaging $26.86 per barrel, compared to $23.43 per barrel in the third quarter of 2007.

Frontier’s total charges for the third quarter of 2008 were 173,954 barrels per day (“bpd”), compared to 161,380 bpd in the second quarter of 2008 and 171,243 bpd in the third quarter of 2007.  The most recent quarter’s throughput was reduced by a ten-day planned coker shutdown at El Dorado.

Frontier’s Chairman, President, and CEO, James Gibbs, commented, “Despite the distressed economy and persisting weakness in gasoline demand this year, Frontier has remained profitable due to strong diesel margins, lower cost feedstock, and improving operations.  Significant components of our major growth investments in the El Dorado and Cheyenne refineries are now complete and producing record throughputs and yields.  The El Dorado refinery averaged 127,000 bpd total crude throughput in September, yielding record distillate production of over 57,000 bpd, while the Cheyenne coker has been consistently running over 13,500 bpd.  While building these premium quality refining assets, Frontier has maintained one of the lowest debt to capitalization ratios among our peers.  The combination of complex refining assets, substantial liquidity, and financial discipline gives us the strength to successfully weather the current economic downturn.”

Recognizing Frontier’s history of fiscal conservatism and solid operating performance, Moody’s Investor Services and Standard & Poor’s upgraded Frontier’s credit rating in September to Ba2 from Ba3 and to BB from BB minus, respectively.

For the three months ended September 30, 2008, Frontier generated $100.6 million in cash from operations while investing approximately $45.2 million in capital expenditures and $4.9 million in working capital.  Frontier’s cash balance at September 30, 2008 was $464.0 million, up from $221.2 million at June 30, 2008 principally due to $195.3 million in net proceeds received from senior notes issued in September 2008.  As of September 30, 2008, there were no cash borrowings under the Company’s revolving credit facility, and the net debt to book capitalization ratio was negative.

The third quarter 2008 results include an after-tax inventory loss of approximately $77.5 million, or $0.75 per diluted share, compared to a gain of approximately $15.5 million, or $0.15 per diluted share, for the same period of 2007.  The third quarter 2008 results also include an after-tax hedging gain of approximately $64.2 million, or $0.62 per diluted share, compared to a loss of approximately $19.8 million, or $0.19 per diluted share, for the third quarter of 2007.  The nine months ended September 30, 2008 include an after-tax inventory gain of approximately $87.8 million, or $0.85 per diluted share, compared to a gain of approximately $37.6 million, or $0.35 per diluted share, for the same period in 2007.  The nine months ended September 30, 2008 include an after-tax hedging loss of approximately $24.5 million, or $0.24 per diluted share, compared to a loss of approximately $22.1 million, or $0.20 per diluted share, for the same period in 2007.

Conference Call

A conference call is scheduled for today, November 6, 2008, at 11:00 a.m. eastern time to discuss the financial results.  To access the call, please dial (800) 665-0430 several minutes prior to the call.  From outside the United States, please call (913) 981-5591.  A recorded replay of the call may be heard through November 21, 2008 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 3371040.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of the website www.frontieroil.com.

Frontier operates a 130,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
INCOME STATEMENT DATA ($000's except per share)
Revenues	$5,150,641	$3,869,103	$2,198,302	$1,386,520
Raw material, freight and other costs	4,565,992	2,900,169	1,991,966	1,095,364
Refining operating expenses, excluding depreciation	244,861	210,359	76,267	69,382
Selling and general expenses, excluding depreciation	32,379	41,855	9,876	17,240
Gain on sale of assets	44	15,232	-	17,260
Operating income before depreciation	307,453	731,952	120,193	221,794
Depreciation, amortization and accretion	48,072	37,963	16,635	14,770
Operating income	259,381	693,989	103,558	207,024
Interest expense and other financing costs	7,454	7,029	2,891	2,081
Interest and investment income	(5,102)	(17,697)	(1,467)	(6,050)
Provision for income taxes	79,421	248,949	29,811	73,768
Net income	$177,608	$455,708	$72,323	$137,225
Net income per diluted share	$1.71	$4.19	$0.70	$1.28
Average shares outstanding (000's)	103,785	108,890	103,920	106,913

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$307,453	$731,952	$120,193	$221,794
Cash flow before changes in working capital	233,648	508,764	95,707	137,264
Working capital changes	(13,258)	(55,848)	4,904	(93,123)
Net cash provided (used) by operating activities	220,390	452,916	100,611	44,141
Net cash provided (used) by investing activities	(167,674)	(217,612)	(45,198)	(63,031)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	153,857	167,272	173,954	171,243
Gasoline yields	72,508	78,592	78,755	78,302
Diesel yields	53,205	57,376	66,424	55,389
Total sales	157,775	172,928	177,219	174,116

Refinery operating margins information ($ per bbl)
Refined products revenue	$119.92	$82.60	$128.46	$88.54
Raw material, freight and other costs	105.62	61.43	122.17	68.38
Refinery operating expenses, excluding depreciation	5.66	4.46	4.68	4.33
Depreciation, amortization and accretion	1.11	0.80	1.02	0.92

Cheyenne Refinery Light/Heavy crude oil differential ($ per bbl)	$17.95	$15.27	$13.92	$18.40
WTI/WTS Differential ($ per bbl)	4.13	4.38	2.77	4.20
El Dorado Refinery Light/Heavy crude oil differential ($ per bbl)	19.48	17.26	14.23	20.60

BALANCE SHEET DATA ($000's)	At September 30, 2008		At December 31, 2007
Cash, including cash equivalents (a)		$464,028		$297,399
Working capital		723,874		529,510
Short-term and current debt (b)		-		-
Total long-term debt (c)		347,168		150,000
Shareholders' equity (d)		1,150,519		1,038,614
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-11.3%		-16.5%

(1) Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants.  Frontier’s Adjusted EBITDA for the nine months and three months ended September 30, 2008 and 2007 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss)	$177,608	$455,708	$72,323	$137,225
Add provision (benefit) for income taxes	79,421	248,949	29,811	73,768
Add interest expense and other financing costs	7,454	7,029	2,891	2,081
Subtract interest and investment income	(5,102)	(17,697)	(1,467)	(6,050)
Add Depreciation, amortization and accretion	48,072	37,963	16,635	14,770
EBITDA	$307,453	$731,952	$120,193	$221,794